Exhibit 99.1
TeleTech Holdings, Inc. • 9197 South Peoria Street • Englewood, CO 80112-5833 • www.teletech.com

Investor Contact:	Media Contact:

Karen Breen	KC Higgins

Investor Relations	Media Relations
303-397-8592	303-434-8163
Robert Tarola, Senior Vice President of Corporate Strategy and
Former Chief Financial Officer of W. R. Grace, Joins TeleTech’s Board of Directors
Englewood, Colo. — August 5, 2008 — TeleTech Holdings, Inc. (NASDAQ: TTEC), one of the largest and most geographically diverse global providers of business process outsourcing (BPO) solutions, today announced that its board of directors has elected Robert M. Tarola, senior vice president — corporate strategy and former chief financial officer of W. R. Grace & Co., to the board. Mr. Tarola will also become a member of TeleTech’s Audit Committee.
“Bob’s distinguished financial career has given him considerable depth of experience across a wide range of industries and his past positions have proven him to be a leader and forward thinker in the field of finance and accounting,” said Kenneth Tuchman, chairman and chief executive officer of TeleTech. “His insight and track record will make him a strong contributor in helping drive TeleTech’s strategic vision.”
“I look forward to working with Ken, the board, and the rest of the dynamic team that has made TeleTech a clear leader in the global BPO industry as they continue to drive growth through innovation, technology and global reach,” said Mr. Tarola.
Mr. Tarola served as senior vice president and chief financial officer of W. R. Grace & Co. from the time of his joining the company in 1999 until April 2008. Prior to joining Grace, Mr. Tarola was senior vice president and chief financial officer of MedStar Health, Inc., a large regional hospital and health care system. Earlier in his career, he was a partner with Price Waterhouse LLP, during which time he served as a regional managing partner for its media and communications practice as well as an engagement partner for major client accounts in the investment management, technology, aerospace, manufacturing, publishing and other industries. Also while at Price Waterhouse, Mr. Tarola served as a partner in its National SEC Services Group specializing in public capital markets including mergers and acquisitions, initial public offerings and other financial matters.
Mr. Tarola earned a bachelor of business administration degree from Temple University and currently chairs the Advisory Board to the President of the University. He is a member of the Standing Advisory Group of the Public Company Accounting Oversight Board and a member of the Advisory Board of the School of Accountancy of the University of Denver. He also serves on the boards of mutual funds sponsored by Legg Mason, Inc.

TeleTech is one of the largest and most geographically diverse global providers of business process outsourcing solutions. We have a 26-year history of designing, implementing, and managing critical business processes for Global 1000 companies to help them improve their customers’ experience, expand their strategic capabilities, and increase their operating efficiencies. By delivering a high-quality customer experience through the effective integration of customer-facing front-office processes with internal back-office processes, we enable our clients to better serve, grow, and retain their customer base. We use Six Sigma-based quality methods continually to design, implement, and enhance the business processes we deliver to our clients and we also apply this methodology to our own internal operations. We have developed deep domain expertise and support approximately 250 business process outsourcing programs serving more than 100 global clients in the automotive, communications, financial services, government, healthcare, retail, technology and travel and leisure industries. Our integrated global solutions are provided by more than 50,000 employees utilizing 38,000 workstations across 88 Delivery Centers in 17 countries.
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